EXHIBIT 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222

DRAFT: NOT FOR IMMEDIATE RELEASE

GSC Investment Corp. Expands Collateral Base

Company Acquires Additional Assets

NEW YORK, May 2, 2007 – GSC Investment Corp. (NYSE:GNV) announced today that it has acquired an additional $60 million in assets. The acquired portfolio consist of first and second lien loans, senior secured bonds, and unsecured bonds, which were funded by credit facilities arranged by Deutsche Bank AG.

      Earlier this year, GSC Investment Corp. used the levered proceeds from its IPO to make an initial purchase of approximately $145 million. Altogether, the Company now has over $200 million in assets.

      "Since the IPO, we have rapidly acquired a significant amount of quality assets that we believe will enable us to create a strong investment platform capable of enhancing long-term shareholder value," continued Inglesby.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in the first and second lien, mezzanine and high yield debt of private, U.S. middle-market companies. It has elected to be treated as a Business Development Company under the Investment Company Act of 1940. The Company also opportunistically invests in distressed debt; debt and equity securities of public companies; credit default swaps; emerging market debt; and collateralized debt obligation vehicles holding debt, equity or synthetic securities. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward Looking Statements

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements. These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Forward-Looking Statements” included in the Company’s final prospectus dated March 23, 2007, a copy of which has been filed with the U.S. Securities and Exchange Commission in connection with the Company’s initial public offering. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise. Any forward-looking statements do not have the benefit of the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933.

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